NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Avenue Sioux Falls, SD 57104-6403 www.northwesternenergy.com
News Release FOR IMMEDIATE RELEASE	NASDAQ-GS: NWEC

Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com	Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NORTHWESTERN REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

Declares Dividend of 31 Cents per Share, Payable on Dec. 31, 2006

SIOUX FALLS, S.D. – Nov. 2, 2006 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) today reported financial results for the quarter ended Sept. 30, 2006.

Highlights for the quarter include:

•	Net income for the third quarter of 2006 improved by $2.6 million over the third quarter of 2005.
•	The Company’s secured debt rating was upgraded and is now investment grade on a secured basis with all three of the rating agencies that rate NorthWestern’s debt.
•	The Company refinanced $150 million of its first mortgage bonds, which will reduce annual interest expense by approximately $1.9 million.
•	Shareholders approved the Company’s proposed transaction with Babcock & Brown Infrastructure Limited (BBI).
•	The Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the Company’s merger with BBI.
•	The Nebraska Public Service Commission and the Federal Energy Regulatory Commission approved the proposed transaction with BBI.

"We are pleased with our progress towards completing our proposed transaction with BBI, which will ensure stability for our customers, communities and employees," said Mike Hanson, President and CEO of NorthWestern. “The Company continues to focus on our core business segments. Our regulated businesses demonstrated a strong year-over-year performance, and the results of this quarter reflect our dedication to meeting the demands of our customers and shareholders.”

For the three months ended Sept. 30, 2006, NorthWestern reported consolidated net income of $11.4 million, or 32 cents per share, compared with $8.8 million net income reported in the same period of 2005. This improvement was primarily due to an $8.8 million decline in operating expenses due largely to the receipt of a $9.3 million insurance settlement, a $2.4 million improvement in gross margin, and a $1.2 million decrease in interest expense. These improvements were offset by a $5.8 million decline in other income due primarily to a $4.7 million gain on the sale of sulfur dioxide emission allowances in the third quarter of 2005 and an increase in tax expense of $4.5 million.

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NorthWestern Reports Third Quarter 2006 Financial Results

Nov. 2, 2006

Consolidated net income for the nine months ended Sept. 30, 2006 was $30.0 million compared to $23.8 million for the same period in 2005. This improvement was primarily related to a $10.6 million change in discontinued operations, higher other income and a decrease in interest expense and income taxes. Increased operating expenses and decreased margins partially offset this improvement.

Consolidated gross margin in the third quarter of 2006 was $123.7 million, a 2.0 percent increase, compared with $121.3 million in the same period in 2005. Gross margin in the regulated electric segment increased $3.4 million due primarily to increased transmission revenue and increased retail volumes. There was a $0.9 million increase in regulated natural gas margin due to higher transportation, distribution and storage revenue. Unregulated electric margin decreased by $0.9 million due to lower volumes resulting from unplanned outages at the Colstrip Unit 4 generation facility. Unregulated natural gas margin decreased $1.0 million due to a combination of factors, including a restructured gas supply and management services contract, lower volumes and a $0.3 million refund of transportation charges during the three months ended Sept. 30, 2005.

For the first nine months of 2006, consolidated gross margin was $380.0 million, a decrease of 1.1 percent, compared with consolidated gross margin of $384.2 million in the same period in 2005. The decrease was due primarily to a $4.6 million recovery of supply costs in 2005 that had previously been disallowed by the Montana Public Service Commission (MPSC).

Results from Regulated Operations

Regulated electric gross margin for the quarter ended Sept. 30, 2006 was $86.4 million, up 4.1 percent, compared with $83.0 million for the quarter ended Sept. 30, 2005, due primarily to higher transmission revenues and increased retail volumes.

For the first nine months of 2006, gross margin from regulated electric operations was $244.9 million, an increase of 1.5%, compared with $241.3 million in the same period in 2005. The increase in gross margin is due primarily to increased transmission revenue and higher retail volumes offset by a $4.3 million loss related to a stipulation with the Montana Consumer Counsel during the first quarter of 2006. Results for the nine months ended Sept. 30, 2005 also included a $4.9 million gain related to a qualifying facility contract amendment.

Regulated retail electric volumes for the quarter ended Sept. 30, 2006 totaled 2,592,823 megawatt hours (MWH), an increase of 2.4%, compared with 2,532,070 MWH in the same period in 2005, due primarily to a combination of customer growth and warmer weather in all service territories compared with the same period in 2005. Regulated wholesale electric volumes in the third quarter of 2006 were 64,194 MWH, an increase from 57,579 MWH in the same period in 2005.

For the first nine months of 2006, regulated retail electric volumes totaled 7,338,574 MWH, up 2.1 percent, compared with 7,191,337 MWH in the same period in 2005. Regulated wholesale electric volumes for the first nine months of 2006 were 176,492 MWH, an increase over 170,992 MWH in the same period in 2005.

Regulated natural gas gross margin was $18.2 million for the quarter ended Sept. 30, 2006, compared with $17.3 million for the quarter ended Sept. 30, 2005. The increase was primarily due to an increase in transportation, distribution and storage revenues.

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NorthWestern Reports Third Quarter 2006 Financial Results

Nov. 2, 2006

For the first nine months of 2006, regulated natural gas gross margin was $79.5 million, a decrease of 5.9 percent, compared with $84.5 million in the same period in 2005 due primarily to warmer weather and the recovery in 2005 of $4.6 million of previously disallowed supply costs as mentioned above.

Regulated retail natural gas volumes were 2,227,857 million British Thermal Units (MMbtu) during the quarter ended Sept. 30, 2006, compared with 2,251,246 Mmbtu.

For the first nine months of 2006, regulated retail natural gas volumes were 18,616,509 MMbtu, which was a 7.0% decline as compared with 20,021,412 MMbtu in the same period in 2005. This decline was due primarily to warmer weather in all regulated markets.

Results from Unregulated Operations

Gross margin from unregulated electric operations was $17.0 million for the quarter ended Sept. 30, 2006, compared with $17.9 million for the quarter ended Sept. 30, 2005, primarily due to lower volumes.

For the first nine months of 2006, gross margin from unregulated electric operations was $49.1 million, down 3.3%, compared with $50.8 million in the same period in 2005. The decrease was due to lower volumes offset by higher market prices for electricity and a $1.3 million reduction to cost of sales related to the settlement of put options.

Unregulated electric volumes were 413,974 MWH in the third quarter of 2006, a reduction of 5.3 percent, compared with 436,931 MWH in the same period in 2005. This decrease was primarily due to plant outages in 2006.

For the first nine months of 2006, unregulated electric volumes were 1,076,292 MWH, down 19.6 percent, compared with 1,338,174 MWH in the same period in 2005. This decrease was due to reduced demand and less plant availability due to planned and unplanned outages as discussed above.

Unregulated natural gas gross margin was $2.3 million for the quarter ended Sept. 30, 2006, down 30.3%, compared with $3.3 million for the same period in 2005.

Unregulated natural gas gross margin was $7.5 million for the nine months ended Sept. 30, 2006, down 11.8%, compared with $8.5 million for the same period in 2005. This decrease was due to a combination of factors, including a restructured gas supply and management services contract, lower volumes and a $0.3 million refund of transportation charges during the three months ended September 30, 2005.

Unregulated natural gas volumes delivered totaled 3,664,562 MMbtu for the quarter ended Sept. 30, 2006, compared with 4,250,406 MMbtu for the same period in 2005.

For the first nine months of 2006, unregulated wholesale natural gas volumes totaled 13,362,064 MMbtu, down 14.4 percent, compared with 15,569,366 MMbtu in the same period in 2005. This decrease was due primarily the transfer of certain customers to the regulated natural gas segment.

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NorthWestern Reports Third Quarter 2006 Financial Results

Nov. 2, 2006

Liquidity and Capital Resources

As of Sept. 30, 2006, cash and cash equivalents were $1.7 million, compared with $2.7 million at Dec. 31, 2005, and $20.3 million at Sept. 30, 2005. Availability under the revolving credit facility was $136.2 million as of Sept. 30, 2006, compared with $91.4 million as of Dec. 31, 2005.

Cash provided by continuing operations totaled $135.5 million during the nine months ended Sept. 30, 2006, compared with $153.1 million during the nine months ended Sept. 30, 2005. This decrease in operating cash flows was primarily related to increased natural gas held in storage.

Cash used in investing activities included additions to property, plant and equipment totaling $75.3 million during the nine months ended Sept. 30, 2006, compared with $53.6 million during the nine months ended Sept. 30, 2005.

Cash used in financing activities included debt payments totaling $42.1 million during the nine months ended Sept. 30, 2006, compared with $99.8 million during the nine months ended Sept. 30, 2005. The Company also paid dividends of $33.0 million during the nine months ended Sept. 30, 2006, compared with $24.6 million during the nine months ended Sept. 30, 2005.

2006 Earnings Outlook

The Company had previously forecasted a basic earnings per share from continuing operations of between $1.70 and $1.90 for the year ending Dec. 31, 2006 which excluded the impacts from non-ordinary course litigation and costs related to the strategic review process and approval of the merger.

The performance of the Company’s unregulated electric segment has been lower than anticipated, primarily due to unplanned outages resulting in lower volumes to sell. This is expected to impact the Company’s second half 2006 earnings results by approximately $.06/share. In addition, the Company’s 2006 pension costs have increased due to the Pension Protection Act of 2006, passed in August 2006. This is expected to impact the Company’s earnings results for the second half of 2006 by approximately $.05/share.

Based on the financial results for the first nine months of 2006 and the expected results for the fourth quarter of 2006, the Company now expects basic earnings per share from continuing operations to be between $1.60 - $1.70 per share. This guidance assumes normal weather in the Company’s service areas for the final three months of the year and excludes the impacts of the acquisition-related costs, professional costs for shareholder litigation and the $9.5 million insurance settlement recovery mentioned earlier.

When including the factors discussed above, the Company expects to report basic earnings per share from continuing operations between $1.35 - $1.45 for the year ending Dec. 31, 2006.

Merger Update

On April 25, 2006, Northwestern announced that a definitive agreement had been reached with Babcock & Brown Infrastructure Limited (BBI), an infrastructure investment company listed on the Australian Stock Exchange, under which BBI will acquire NorthWestern Corporation in an all-cash transaction at $37 per share. Based upon the number of shares outstanding on April 25, 2006, the transaction is valued at approximately $2.2 billion, including the assumption

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NorthWestern Reports Third Quarter 2006 Financial Results

Nov. 2, 2006

of outstanding debt. The agreement has been unanimously approved by both companies’ boards of directors. The Company’s shareholders approved the agreement at its August 2, 2006 annual meeting.

The transaction is conditioned upon a number of federal and state regulatory approvals or reviews, and satisfaction of other customary closing conditions. The Company has received the following approvals or clearances:

•	Committee on Foreign Investments in the United States (CFIUS) clearance in July 2006;
•	United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 clearance in October 2006;
•	Nebraska Public Service Commission (NPSC) approval in October 2006;
•	Federal Energy Regulatory Commission (FERC) approval in October 2006.

The Company must still obtain approvals of the Montana Public Service Commission (MPSC) and the South Dakota Public Utilities Commission (SDPUC). NorthWestern has submitted filings to each of these Commissions, and they are currently reviewing the transaction. Due to existing statutory language in South Dakota, the Company’s filing requests the SDPUC to determine if it has jurisdiction over the sale and, if so, for transaction approval. In October, NorthWestern reached a settlement agreement with the SDPUC and they will not oppose the transaction at the federal level if the terms of the agreement are satisfied. The SDPUC expects to make a decision on whether or not it has jurisdiction to approve the sale in December 2006. The Company anticipates receiving the MPSC’s decision during the first half of 2007. In addition, NorthWestern must obtain the Federal Communication Commission’s approval, which is expected to occur during the first half of 2007.

The transaction is expected to be completed in mid-2007. Upon closing, NorthWestern’s common stock will cease to be publicly traded.

Board Declares Dividend of 31 Cents Per Share

NorthWestern’s Board of Directors declared a quarterly common stock dividend of 31 cents per share payable on Dec. 31, 2006, to common shareholders of record as of Dec. 15, 2006.

Company Hosting Investor Conference Call

NorthWestern will host an investor conference call on Thursday, Nov. 2, 2006 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to review its financial results for the quarter ended Sept. 30, 2006.

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at 2:30 p.m. ET on Nov. 2, 2006, through Dec. 2, 2006, at 800-475-6701, access code 845607.

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NorthWestern Reports Third Quarter 2006 Financial Results

Nov. 2, 2006

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 628,500 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•

the effect of the definitive agreement to sell NorthWestern to Babcock & Brown Infrastructure Limited (BBI), including the consummation of the transaction or the termination of the definitive agreement due to a number of factors, including the failure to obtain regulatory approvals or to satisfy other customary closing conditions;

•	our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation;
•

unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•

unscheduled generation outages or forced reductions in output, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•	adverse changes in general economic and competitive conditions in our service territories; and
•

potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

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NorthWestern Reports Third Quarter 2006 Financial Results

Nov. 2, 2006

NORTHWESTERN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30, 2006	December 31, 2005
ASSETS
Current Assets	228,517	313,493
Property, Plant, and Equipment, Net	1,482,210	1,409,205
Goodwill	435,076	435,076
Regulatory Assets	190,833	204,466
Other Noncurrent Assets	40,195	38,163
Total Assets	$2,396,831	$2,400,403
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Maturities of Long-term Debt and Capital Leases	$7,809	$156,455
Current Liabilities	237,486	268,204
Long-term Capital Leases	40,910	2,725
Long-term Debt	694,030	583,790
Noncurrent Regulatory Liabilities	179,205	170,744
Deferred Income Taxes	132,199	100,192
Other Noncurrent Liabilities	363,604	380,798
Total Liabilities	1,655,243	1,662,908
Total Shareholders’ Equity	741,588	737,495
Total Liabilities and Shareholders’ Equity	$2,396,831	$2,400,403

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NorthWestern Reports Third Quarter 2006 Financial Results

Nov. 2, 2006

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005
OPERATING REVENUES	$234,637	$239,123	$828,305	$823,603
COST OF SALES	110,914	117,823	448,312	439,388
GROSS MARGIN	123,723	121,300	379,993	384,215
OPERATING EXPENSES
Operating, general and administrative	52,412	59,311	182,384	172,778
Property and other taxes	18,968	18,395	57,146	54,022
Depreciation	18,853	18,424	56,433	55,988
Reorganization items	—	2,901	—	7,021
TOTAL OPERATING EXPENSES	90,233	99,031	295,963	289,809
OPERATING INCOME	33,490	22,269	84,030	94,406
Interest Expense	(13,777)	(14,924)	(42,835)	(47,024)
Loss on Debt Extinguishment	—	—	—	(548)
Other Income (Expense)	(397)	5,365	8,020	7,562
Income From Continuing Operations Before Income Taxes	19,316	12,710	49,215	54,396
Income Tax Expense	(7,918)	(3,411)	(19,656)	(20,330)
Income From Continuing Operations	11,398	9,299	29,559	34,066
Discontinued Operations, Net of Taxes	—	(463)	418	(10,243)
Net Income	$11,398	$8,836	$29,977	$23,823
Average Common Shares Outstanding	35,510	35,643	35,535	35,620
Basic Earnings per Average Common Share
Continuing operations	$0.32	$0.26	$0.83	$0.96
Discontinued operations	0.00	(0.01)	0.01	(0.29)
Basic	$0.32	$0.25	$0.84	$0.67
Diluted Earnings per Average Common Share
Continuing operations	$0.31	$0.25	$0.80	$0.95
Discontinued operations	0.00	(0.01)	0.01	(0.29)
Diluted	$0.31	$0.24	$0.81	$0.66
Dividends Declared per Average Common Share	$0.31	$0.25	$0.93	$0.69

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NorthWestern Reports Third Quarter 2006 Financial Results

Nov. 2, 2006

NORTHWESTERN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2006	2005
Operating Activities:
Net Income	$29,977	$23,823
Noncash Items	73,534	85,726
Proceeds From Hedging Activities	14,547	—
Changes in Operating Assets and Liabilities	17,429	43,512
Cash Provided by Continuing Operating Activities	135,487	153,061

Cash Used in Continuing Investing Activities	(46,727)	(43,944)

Cash Used in Continuing Financing Activities	(97,461)	(126,998)

Change in Net Assets of Discontinued Operations	8,255	31,669

(Decrease) Increase in Cash and Cash Equivalents	(1,006)	3,210
Cash and Cash Equivalents, beginning of period	2,691	17,058
Cash and Cash Equivalents, end of period	$1,685	$20,268

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NorthWestern Reports Third Quarter 2006 Financial Results

Nov. 2, 2006

NORTHWESTERN CORPORATION

REGULATED UTILITY SEGMENTS

(Unaudited)

(in millions)

REGULATED ELECTRIC UTILITY SEGMENT

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006	2005	Change	Change %	2006	2005	Change	Change %
Electric supply revenue	$83.0	$76.1	$6.9	9.1%	$231.4	$212.4	$19.0	8.9%
Transmission & distribution revenue	75.0	74.3	0.7	0.9	213.3	210.9	2.4	1.1
Rate schedule revenue	158.0	150.4	7.6	5.1	444.7	423.3	21.4	5.1
Transmission	10.8	10.3	0.5	4.9	34.6	28.8	5.8	20.1
Wholesale	2.4	2.8	(0.4)	(14.3)	6.8	6.9	(0.1)	(1.4)
Miscellaneous	2.0	1.8	0.2	11.1	6.2	5.4	0.8	14.8
Total Revenues	173.2	165.3	7.9	4.8%	492.3	464.4	27.9	6.0%
Supply costs	82.8	75.6	7.2	9.5	234.0	205.8	28.2	13.7
Wholesale	0.9	0.8	0.1	12.5	2.4	2.2	0.2	9.1
Other cost of sales	3.1	5.9	(2.8)	(47.5)	11.0	15.1	(4.1)	(27.2)
Total Cost of Sales	86.8	82.3	4.5	5.5%	247.4	223.1	24.3	10.9%
Gross Margin	$86.4	$83.0	$3.4	4.1%	$244.9	$241.3	$3.6	1.5%
% Gross Margin/Revenue	49.9%	50.2%			49.7%	52.0%

REGULATED NATURAL GAS UTILITY SEGMENT

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006	2005	Change	Change %	2006	2005	Change	Change %
Gas supply revenue	$14.2	$15.7	$(1.5)	(9.6)%	$161.3	$138.7	$22.6	16.3%
Transportation, distribution & storage revenue	13.0	12.5	0.5	4.0	63.9	65.9	(2.0)	(3.0)
Rate schedule revenue	27.2	28.2	(1.0)	(3.5)	225.2	204.6	20.6	10.1
Transportation & storage	4.8	4.5	0.3	6.7	13.8	13.1	0.7	5.3
Wholesale	2.1	—	2.1	100.0	8.0	16.8	(8.8)	(52.4)
Miscellaneous	0.8	0.6	0.2	33.3	3.9	2.9	1.0	34.5
Total Revenues	34.9	33.3	1.6	4.8%	250.9	237.4	13.5	5.7%
Supply costs	14.2	15.7	(1.5)	(9.5)	161.3	134.1	27.2	20.3
Wholesale	2.1	—	2.1	100.0	8.0	16.8	(8.8)	(52.4)
Other cost of sales	0.4	0.3	0.1	33.3	2.1	2.0	0.1	5.0
Total Cost of Sales	16.7	16.0	0.7	4.4%	171.4	152.9	18.5	12.1%
Gross Margin	$18.2	$17.3	$0.9	5.2%	$79.5	$84.5	$(5.0)	(5.9)%
% Gross Margin/Revenue	52.1%	52.0%			31.7%	35.6%

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NorthWestern Reports Third Quarter 2006 Financial Results

Nov. 2, 2006

NORTHWESTERN CORPORATION

UNREGULATED UTILITY SEGMENTS

(Unaudited)

(in millions)

UNREGULATED ELECTRIC SEGMENT

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006	2005	Change	Change %	2006	2005	Change	Change %
Total Revenues	$22.7	23.5	(0.8)	(3.4)%	$61.2	64.2	(3.0)	(4.7)%

Total Cost of Sales	5.7	5.6	0.1	1.8	12.1	13.4	1.3	(9.7)

Gross Margin	$17.0	$17.9	$(0.9)	(5.0)%	$49.1	$50.8	$(1.7)	(3.3)%
% Gross Margin/Revenue	74.9%	76.2%			80.2%	79.1%

UNREGULATED NATURAL GAS SEGMENT

	Three Months Ended September 30,				Nine Months Ended September 30,
	2006	2005	Change	Change %	2006	2005	Change	Change %
Total Revenues	$11.7	30.2	(18.5)	(61.3)%	$63.9	113.3	(49.4)	(43.6)%

Supply costs	9.4	26.9	(17.5)	(65.1)	56.4	104.8	(48.4)	(46.2)

Gross Margin	$2.3	$3.3	$(1.0)	(30.3)%	$7.5	$8.5	$(1.0)	(11.8)%
% Gross Margin/Revenue	19.7%	10.9%			11.7%	7.5%